                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

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                            Geerlings & Wade, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                   The Board of Directors of the Registrant
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


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                  [GEERLINGS & WADE LETTERHEAD APPEARS HERE]

                                            [GEERLINGS & WADE LOGO APPEARS HERE]


                                   April 11, 1997

Dear Stockholder:

   It is our pleasure to invite you to the Annual Meeting of Stockholders of Geerlings & Wade, Inc. to be held on May 13, 1997 at 2:00 p.m. at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110.

   Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your return of a proxy in advance will not affect your right to vote in person at the meeting.

  We hope that you will be able to attend the meeting. The officers and directors of Geerlings & Wade, Inc. look forward to seeing you at that time.

                                   Sincerely

                                  /s/ Huib E. Geerlings

                                  Huib E. Geerlings
                                  Chairman of the Board of Directors


                                  /s/ Phillip D. Wade

                                  Phillip D. Wade
                                  Director

                             GEERLINGS & WADE, INC.
                              960 TURNPIKE STREET
                          CANTON, MASSACHUSETTS  02021
                                ________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be held May 13, 1997
                              ____________________

     The Annual Meeting of Stockholders of Geerlings & Wade, Inc. (the "Company") will be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110, on Tuesday, May 13, 1997 at 2:00 p.m. for the following purposes:

     1.  To elect one director for a three-year term ending in 2000.

     2. To approve an increase of 150,000 shares in the aggregate number of shares reserved for issuance under the Company's Stock Option Plan.

     3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company.

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 21, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE
        ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                                           By Order Of The Board Of Directors,


                                           /s/ Jay L. Essa

                                           Jay L. Essa
                                           President and Chief Executive Officer

      April 11, 1997

                             GEERLINGS & WADE, INC.

                              960 TURNPIKE STREET
                          CANTON, MASSACHUSETTS  02021

                              ___________________

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                              ___________________

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Geerlings & Wade, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110 on Tuesday, May 13, 1997 at 2:00 p.m. and any adjournments thereof.

     Stockholders of record at the close of business on March 21, 1997 will be entitled to vote at the Annual Meeting of Stockholders. On that date, there were 3,779,380 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominee for director set forth herein, FOR an increase of 150,000 shares in the aggregate number of shares reserved for issuance under the Company's Stock Option Plan and FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and all matters incidental to the conduct of the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Clerk of the Company a written revocation or a duly executed proxy bearing a later date than the date of the proxy being revoked. Any record stockholder attending the meeting in person may revoke his or her proxy and vote his or her shares at the meeting.



  This Proxy Statement was mailed to stockholders on or about April 11, 1997.

                              PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTOR


     One director is to be elected at the 1997 Annual Meeting for a three-year term that expires in 2000. In March 1997, Mr. William J. Shea, a director of the Company since its initial public offering in June 1994, announced that he would not stand for re-election as a director in view of business and personal reasons. In accordance with the by-laws of the Company, the Board of Directors has reduced the size of the Board of Directors to four directors. Three other directors have been elected to terms that end in either 1998 or 1999, as indicated below. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which each proxy relates FOR the election of the nominee listed below for a term of three years expiring at the 2000 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, removal or resignation. The nominee named below is presently serving as a director of the Company and is anticipated to be available for election and able to serve. However, if the nominee should become unavailable, such proxy will be voted for substitute nominees designated by the Board of Directors. The Company does not anticipate that the nominee will become unavailable. The nominee for election as a director at the Annual Meeting who receives the greatest number of votes properly cast for the election of director shall be elected.

     Set forth below is certain information concerning the nominee and the other incumbent directors:

                NOMINEE FOR ELECTION AT THE 1997 ANNUAL MEETING

     HUIB E. GEERLINGS - Mr. Geerlings is Chairman of the Board of Directors and until February 1995 held the position of Chief Executive Officer. Mr. Geerlings was a consultant to the Company from its inception until June 1988 when he became Chairman of the Board of Directors. Mr. Geerlings was employed at Coopers & Lybrand in Rotterdam, The Netherlands from 1981 to 1984 when he transferred to Coopers & Lybrand in Boston, Massachusetts. Mr. Geerlings worked as an Audit Manager for Coopers & Lybrand in Boston, Massachusetts until June 1988. Mr. Geerlings received his undergraduate degree and his Masters in Business Administration from Erasmus University in Rotterdam. Mr. Geerlings is 42 years old.

                      DIRECTOR WHOSE TERM EXPIRES IN 1998

     ROBERT L. WEBB - Mr. Webb has been a director of the Company since its initial public offering in June 1994. Mr. Webb was the co-founder, and served as President and Chief Executive Officer of Webb & Co., a direct-marketing consulting agency from 1973 until 1997. Mr. Webb was also the co- founder and now serves as the Vice President of Catalog Ventures, Inc., established in 1989, which publishes five national direct-mail consumer gift catalogs. Mr. Webb received his undergraduate degree from the United States Air Force Academy and holds a Master's Degree from the Fletcher School of International Law and Diplomacy of Tufts University. Mr. Webb is 49 years old.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

     PHILLIP D. WADE - Mr. Wade has been a director of the Company since its inception in August 1986 and served as President of the Company from August 1986 through August 1996. From February

1995 until August 1996, Mr. Wade also served as Chief Executive Officer and Treasurer of the Company. From July 1981 through October 1986, Mr. Wade was engaged in a number of capacities at Coopers & Lybrand in Boston, Massachusetts, most recently as Audit Manager. He is a graduate of Northeastern University. Mr. Wade is 39 years old.

     JAMES C. CURVEY - Mr. Curvey has been a director of the Company since its initial public offering in June 1994. Mr. Curvey is President of Fidelity Capital, Inc. and a director of FMR Corp. ("Fidelity Investments"). Mr. Curvey joined Fidelity Investments in June 1982 as Vice President, Human Resources and became Senior Vice President for Administration in January 1983. Mr. Curvey has served in his current position since December 1986. Prior to joining Fidelity Investments, Mr. Curvey was Vice President, Human Resources for the Chase Manhattan Bank in New York. Mr. Curvey received his B.S. degree from Villanova University in 1957 and M.A. from George Washington University in 1962. Mr. Curvey is 61 years old.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     In fiscal 1996, the Board of Directors held nine meetings. The Board has two standing committees: the Audit Committee and the Compensation Committee.

     The Audit Committee was established in June 1994 and held one meeting during fiscal 1996. The duties of the Audit Committee are (i) to review with management and the independent auditors the scope and results of the annual audit, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of the Company's financial statements, and any comments by the independent auditors on the Company's policies and procedures with respect to internal accounting, auditing and financial controls, and (ii) to make recommendations to the Board of Directors on the engagement of the independent auditors.

     The Compensation Committee was established in June 1994 and held eight meetings during fiscal 1996. The duties of the Compensation Committee are to recommend compensation arrangements for the President and Chief Executive Officer and review annual compensation arrangements for all other officers and significant employees. The Compensation Committee also has the responsibility to administer the Company's Stock Option Plan. Accordingly, the Compensation Committee has the discretionary authority to (i) grant option awards to eligible persons, (ii) determine the time or times when awards shall be granted and the number of shares of Common Stock subject to each award, (iii) designate options as incentive options, (iv) determine the terms and conditions of each award, (v) prescribe the form or forms of any instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time,
(vi) adopt, amend, and rescind rules and regulations for the administration of the Stock Option Plan, and (vii) interpret the Stock Option Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Stock Option Plan. Messrs. Curvey, Shea and Webb are the members of the Compensation Committee and are "disinterested persons" as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     In fiscal 1996, directors of the Company who were not employees of the Company were paid $750 per meeting of the Board of Directors and $250 for each meeting of a committee thereof (other than a meeting held coincident with a Board meeting) that they attended. Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of

Directors or any of its committees. All directors are reimbursed for reasonable travel and other expenses of attending meetings to the Board of Directors and committees of the Board of Directors.

     In addition, pursuant to the Non-Employee Director's Stock Option Plan (the "Director's Stock Option Plan"), each of Messrs. Curvey, Shea and Webb received options to purchase 2,500 shares of the Company's Common Stock at an exercise price of $4.50 per share upon the anniversary of their election to the Board of Directors on June 24, 1996. The options granted under the Director's Stock Option Plan become exercisable in three equal annual installments commencing on the first anniversary of the date of the grants.

                   THE BOARD OF DIRECTORS RECOMMENDS ELECTION
                        OF THE NOMINEE  DESCRIBED ABOVE

EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information with respect to the executive officers of the Company and other significant employees as of April 11, 1997. All of the Company's officers are elected annually and serve at the discretion of the Board of Directors.


NAME                       AGE        POSITION
----                       ---        --------
Jay L. Essa                53         President and Chief Executive Officer

David R. Pearce            38         Vice President, Chief Financial Officer
                                      and Treasurer


     JAY L. ESSA - Mr. Essa has been President and Chief Executive Officer of the Company since September 1996. Prior to joining the company, Mr. Essa was Managing Director for Europe since 1993 for E&J Gallo Winery ("Gallo"), one of the world's largest wineries with revenues of approximately $1 billion. Mr. Essa joined Gallo in 1970 in sales and was promoted to the following positions:
General Sales Manager for Valley Vintners, General Sales Manager for Mountain Wine, Regional Manager for Vintage Wine Division, General Manager for Gallo Sales Company, Managing Director for U.K. and Eire. Mr. Essa is 53 years old.

     DAVID R. PEARCE - Mr. Pearce has been Vice President and Chief Financial Officer of the Company since November 1996. Prior to joining the Company, Mr. Pearce was Chief Financial Officer of State Line Tack, Inc. Mr. Pearce joined State Line Tack, Inc. in 1995 and was a director from 1993 to 1996. From 1991 to 1995, Mr. Pearce was Vice President of Environmental Power Corporation and was previously Managing Director of BancIreland/First Financial, Inc. Mr. Pearce received his undergraduate degree from Brown University and his Masters of Business Administration from University of California, Berkeley. Mr. Pearce is 38 years old.

OTHER KEY PERSONNEL

          The Company's other key personnel are:


NAME                       AGE        POSITION
----                       ---        --------
Gregg A. Kober              34         Director of Operations

Michael J. LaFrance         30         Director of Sales and Customer Service

Michael McCann              37         Wine Director

Lee Tuttle                  40         Director of Information Services


       GREGG A. KOBER - Mr. Kober joined the Company in September 1996. Mr. Kober was previously employed since 1989 by Bose Corporation, most recently as Manager of Business Operations. Mr. Kober is a graduate of Northeastern University.

     MICHAEL LAFRANCE - Mr. LaFrance joined the Company in December 1996. Prior to joining the Company, Mr. LaFrance was a consultant to Bose Corporation. During 1995, Mr. LaFrance was employed by Walt Disney World as Marketing Operations Manger. From 1989 through 1994, Mr. LaFrance held various positions with Bose Corporation's Direct Marketing Group.

     MICHAEL MCCANN - Mr. McCann joined the Company in January 1997. Mr. McCann was previously employed since 1991 by United Liquors Limited, the largest wine wholesaler in New England, as Sales Manager of its Fine Wine Division. Mr. McCann has 18 years of experience in the wine industry. Mr. McCann attended St. Joseph's University.

     LEE TUTTLE - Mr. Tuttle has served as the Company's Director of Information Systems since September 1995. Mr. Tuttle was previously employed since 1985 by Lotus Development Corporation in Cambridge, Massachusetts, most recently as Programming Manager. Mr. Tuttle is a graduate of Northeastern University.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth compensation earned for all services rendered to the Company during each of the last three fiscal years, as applicable, by persons serving as the Company's Chief Executive Officer and President (collectively, the "Named Executive Officers") and each other officer or employee of the Company who earned compensation in excess of $100,000 for the year ended December 31, 1996.


                                                   ANNUAL COMPENSATION
                                         --------------------------------------
NAME AND PRINCIPAL POSITION AT
DECEMBER 31, 1996                        FISCAL YEAR     SALARY ($)   BONUS ($)
                                         -----------     ----------   ---------
Phillip D. Wade (1)                        1996            121,500       --
President, Treasurer and Chief             1995            150,000       --
Executive Officer                          1994            120,000       --

Jay L. Essa (2)                            1996             53,846       --
President, Treasurer and Chief
Executive Officer

Peter F. McAree (3)                        1996            132,238       --
Vice President and Chief                   1995             68,452       --
Financial Officer

---------------------------------

(1) Mr. Wade served as President, Treasurer and Chief Executive Officer through September 9, 1996. Part of Mr. Wade's compensation in 1997 was in the form of consulting fees after September 9, 1996.

(2) Mr. Essa was elected President, Treasurer and Chief Executive Officer effective September 9, 1996.

(3) Mr. McAree served as Vice President and Chief Financial Officer through November 11, 1996. Part of Mr. McAree's compensation in 1997 was in the form of severance.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                             POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                         % OF TOTAL                                         ANNUAL RATES OF STOCK
                                          OPTIONS                                           PRICE APPRECIATION FOR
                                        GRANTED TO                                           OPTION TERM($) (2)
                  OPTIONS             EMPLOYEES IN         EXERCISE      EXPIRATION          ------------------
NAME              GRANTED            FISCAL YEAR (1)      PRICE($/SH)      DATE              5%            10%
----              -------           ----------------      -----------      ----              --            ---

Jay L. Essa       100,000                 39.1%             $3.78125      9/9/2006         $237,801      $602,634

Peter F. McAree    25,000                  9.8%             $8.00         5/5/2005         $125,779      $318,749

(1) During fiscal 1996, the Company granted to its employees options covering 255,953 shares of Common Stock. Except as noted, all options become exercisable in three equal annual increments commencing on the first anniversary of the date of grant, which is ten years prior to the expiration. Options granted to Mr. McAree became exercisable in two equal annual increments commencing on the first anniversary of the date of the grant.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission. The potential realizable values stated are not discounted to their present value.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                   SHARES
                  ACQUIRED
                    ON            VALUE
                  EXERCISE      REALIZED         NUMBERS OF              VALUE OF UNEXERCISED
                  --------      --------          OPTIONS                IN-THE-MONEY OPTIONS
NAME                (#)           ($)           AT FY-END (#)               AT FY-END ($)(1)
----              --------      --------        ------------                ----------------

                                         EXERCISABLE  UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                                         -----------  -------------     -----------   -------------
Jay L. Essa        --            --         20,000      80,000           $11,875       $47,500

Peter F. McAree    --            --         12,500         --                --           --


(1) The closing bid price for the Company's Common Stock on the NASDAQ National Market System on December 31, 1996, the last trading day of the fiscal year, was $4.375 per share.

COMPENSATION COMMITTEE REPORT

  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 10 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors of the Company is currently composed of three outside directors, Messrs. Curvey, Shea and Webb. The Committee's responsibilities include recommending the annual compensation arrangements for the President and Chief Executive Officer of the Company, reviewing the annual compensation arrangements for all other officers and significant employees of the Company and administering the Company's Stock Option Plan. No member of this Committee was an officer or employee of the Company during 1996.

  The Company believes that all of its employees are vital to its continued success. It is crucial that employees understand the Company's objectives and the role they play in the achievement of these objectives. With this in mind, the Company seeks to create a positive work environment for its employees, including an appropriate level of training and ample opportunities for advancement for all its employees.

  Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies and plans that seek to tie the financial interests of the Company's senior management with the interests of its stockholders. As a result, the Company seeks to reward performance in those quantitative areas believed to be important to the long-term interests of stockholders, namely enhanced sales growth and profitability and the successful implementation of the Company's business plan. The Company believes that success in these quantitative areas will also be evidence of success in the qualitative areas discussed above relating to the work environment for the Company's employees, employee training and the employees' opportunity for advancement. In addition, the Company seeks to provide total compensation packages that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term stockholder value. To implement these policies, the Company's compensation structure has three components: base salary, cash bonuses and stock options.

  With respect to the Company's other officers and employees, compensation is determined based upon the recommendations to the Compensation Committee of the President Chief Executive Officer and the Chief Financial Officer upon consideration of such individuals' performance and any changes in their functional responsibilities.

  Officer and employee compensation is generally comprised of a combination of cash compensation and grants of options under the Company's Stock Option Plan. Stock options are awarded during the year on a discretionary basis. Stock options are intended to offer an equity incentive for superior performance and to foster the retention of key personnel through awards structured to vest and become exercisable over time provided that the individual remains employed by the Company. There is no set formula for the award of options. Factors considered in making option awards to officers and employees of the Company included prior grants to such officers or employees, the importance of retaining such officer's or employee's services, such officer's or employee's potential to contribute to the success of the Company and such officer's or employee's past contributions to the Company.

                                        Compensation Committee
                                        Of The Board of Directors

                                        James C. Curvey
                                        William J. Shea
                                        Robert Webb


EMPLOYMENT ARRANGEMENTS

  Mr. Wade entered into an employment agreement (the "Wade Agreement"), effective June 24, 1994, with the Company for an initial term of three years, which can be extended automatically for additional terms of two years each. The Wade Agreement provided for a base salary of $250,000 for Mr. Wade in 1996; however, Mr. Wade has waived the compensation provisions of the Wade Agreement with respect to compensation in excess of $150,000. Pursuant to his resignation as President and Chief Executive Officer on September 9, 1996, Mr. Wade has waived the compensation and bonus provisions of the Wade Agreement with the Company. Through September 9, 1996, Mr. Wade was compensated at an annual rate of pay of $150,000. In addition, subsequent to his resignation as President and Chief Executive Officer, Mr. Wade was paid fees in respect of certain consulting services.

  Effective September 9, 1996, Mr. Essa and the Company entered into a letter agreement (the "Essa Agreement") pursuant to which Mr. Essa has agreed to serve as the Company's President, Chief Executive Officer and Treasurer. The Essa Agreement provides for a base salary of $200,000 and for a grant of 100,000 stock options under the Stock Option Plan. Mr. Essa is also entitled to reimbursement of certain relocation expenses. The Essa Agreement is terminable at will at the option of the Company or Mr. Essa.

  Effective November 8, 1996, Mr. Pearce and the Company entered into a letter agreement (the "Pearce Agreement") pursuant to which Mr. Pearce has agreed to serve as the Company's Vice President, Chief Financial Officer and Treasurer. The Pearce Agreement provides for a base salary of $130,000 and for a grant of 35,000 stock options under the Stock Option Plan. The Pearce Agreement is terminable at will at the option of the Company or Mr. Pearce.

PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq Market Index (Broad Market index) and a self-constructed peer group index from June 17, 1994, the date of the Company's initial public offering, through December 30, 1996, the last trading day of fiscal 1996. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the respective indices on June 17, 1994 (including reinvestment of dividends). The stock prices on the Performance Graph are not necessarily indicative of future price performance.



                         [GRAPH APPEARS HERE]

                                Geerlings
                                    &                     Broad
                                Wade, Inc.   Peer Group   Market
                                ---------    ----------  --------
06/17/94                        $ 100.00     $ 100.00    $ 100.00
12/31/94                        $ 163.89     $  53.46    $ 103.21
12/31/95                        $  65.28     $  39.68    $ 133.87
12/31/96                        $  48.61     $  49.90    $ 166.36

______________________________

* The Peer Group index is comprised of the following direct-mail retail marketing companies: DM Management Corporation (DMMC), Green Mountain Coffee
    (GMC), Hanover Direct (HW), Land's End (LE), Lilian Vernon (LVC), Right Start (RTST), Spiegel (SPGLA) and Vermont Teddy Bear (BEAR). Each of these companies is publicly traded. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

OWNERSHIP OF COMMON STOCK

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 10, 1996, by each person known to the Company to be the beneficial owner of more than five percent of the Common Stock, each director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. The business address for each director and executive officer of the Company is in care of the Company.

                                                               SHARES
NAME AND ADDRESS                                         BENEFICIALLY OWNED           PERCENT
----------------                                         ------------------           -------
Huib Geerlings...................................            920,000                   24.34%

Phillip D. Wade..................................            707,242                   18.71%

Jay L. Essa (1)..................................             20,000                     *

James C. Curvey (2)..............................            103,498                    2.74%

William J. Shea (2)..............................              2,499                     *

Robert L. Webb (2)...............................              2,499                     *

All Directors and executive officers as a group
(7 persons)......................................          1,763,938                   46.67%

--------------------------------------------------

*     Less than 1%
(1) Represents options to purchase shares of the Company's common stock exercisable within 60 days of April 11, 1996.
(2) Includes options to purchase 2,499 shares of the Company's common stock issued under the Non-Employee Director Stock Option Plan which are currently exercisable.


CERTAIN TRANSACTIONS

     Mr. Shea is Vice Chairman, Chief Financial Officer and Treasurer of Bank of Boston Corporation. The First National Bank of Boston, a subsidiary of Bank of Boston Corporation, is the Company's senior lender under a revolving discretionary demand line of credit. Boston EquiServe, L.P., a Bank of Boston/State Street Service Company, also serves as the Company's Transfer Agent and Registrar.

                              PROPOSAL NUMBER TWO

              APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE
                     UNDER THE COMPANY'S STOCK OPTION PLAN

                        THE COMPANY'S STOCK OPTION PLAN

     The Company's Stock Option Plan (the "Stock Option Plan") was adopted to advance the Company's interests by enhancing its ability to attract and retain able employees and others in a position to make significant contributions to the success of the Company through ownership of shares of Common Stock. A total of 300,000 shares of Common Stock is currently reserved for issuance under the Stock Option Plan, subject to adjustment for stock dividends and similar events.

     Stockholders are being requested to approve at the Annual Meeting an increase of 150,000 shares in the total number of shares reserved for issuance under the Stock Option Plan. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the increase in the number of shares reserved for issuance under the Stock Option Plan by 150,000 shares. If this proposal is approved, there will be 450,000 of Common Stock reserved for issuance under the Stock Option Plan.

     The Stock Option Plan was adopted by the Board of Directors of the Company on June 24, 1993, and subsequently amended on February 28, 1994 and April 8, 1994. The stockholders of the Company adopted the Stock Option Plan, as amended, on April 8, 1994. On November 1, 1994, the Board of Directors voted to amend the Stock Option Plan by increasing the number of shares reserved for issuance under the Stock Option Plan to 300,000 shares of Common Stock, and the stockholders of the Company approved such increases on May 18, 1995. The Stock Option Plan currently provides for the grant of awards covering a maximum of 300,000 shares of Common Stock to employees, consultants and advisers to the Company ("participants"). On February 1, 1995, the Board of Directors voted to further amend the Stock Option Plan by increasing the number of options which may be granted to an individual employee to a total of 100,000, and the stockholders of the Company approved such amendment on May 18, 1995.

     On February 27, 1996, the Board of Directors voted to effectuate a change in the exercise price of options issued and outstanding under the Stock Option Plan as of February 27, 1996. Under this change, active employees who are holders of options with an exercise price greater than $8.00 per share were permitted to effectively exchange such options for options with an exercise price of $8.00 per share. This was accomplished by the Board of Directors terminating such existing options and reissuing to the employee an option for an equal number of shares and containing identical provisions with respect to vesting and exercise other than with respect to the exercise price which will be $8.00. The Board of Directors determined that such options should be reissued at $8.00 per share, which is currently higher than the fair market value of a share of the Company's Common Stock, and in view of the fact that the Company's Common Stock was priced at $8.00 in connection with the Company's initial public offering in June 1994. The stockholders of the Company approved these changes on May 14, 1996.

     Options granted under the Stock Option Plan may be in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), or options that are not incentive options, or both. Incentive options may only be granted to "employees" as defined in the Code or regulations thereunder applicable to incentive stock options.

     The Stock Option Plan is administered by the Compensation Committee of the Board of Directors of the Company which has discretionary authority to (i) grant option awards to eligible persons, (ii) determine the time or times when awards shall be granted and the number of shares of Common Stock subject to each award,
(iii) designate options as incentive options, (iv) determine the terms and conditions of each award, (v) prescribe the form or forms of any instruments evidencing awards and any other instruments required under the Stock Option Plan and to change such forms from time to time, (vi) adopt, amend, and rescind rules and regulations for the administration of the Stock Option Plan, and (vii) interpret the Stock Option Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Stock Option Plan. Under the Stock Option Plan, options granted to directors or executive officers may only be granted by a committee of the Board of Directors comprised of "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     The exercise price of each option is determined by the Compensation Committee, but in the case of an incentive option the price shall not be less than 100% (110%, in the case of an incentive option granted to a ten-percent stockholder) of the fair market value of the Common Stock at the time the option is granted, nor shall the exercise price be less, in the case of an original issue of authorized stock, than par value. The latest date on which an option may be exercised shall be the date which is ten years (five years, in the case of an incentive option granted to a ten-percent stockholder) from the date the option was granted, or such earlier dates as may be specified by the Compensation Committee.

     An option may be exercised by payment of the option price (i) in cash, (ii) if permitted by the Compensation Committee, (A) through the delivery of shares of Common Stock having a fair market value equal to the purchase price, (B) by delivery of a promissory note payable on such terms as are specified by the Compensation Committee, (C) by delivery of an unconditional and irrevocable undertaking by a broker to promptly deliver to the Company sufficient funds to pay the exercise price, or (D) by any combination of any permissible forms of payment. No awards may be transferred other than by will or by the laws of descent and distribution, and during the participant's lifetime an award may be exercised only by him or her. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Compensation Committee may substitute or adjust the aggregate number of shares reserved for issuance under the Stock Option Plan and in the number and purchase price (if any) of shares subject to such awards, or accelerate, amend or terminate awards. Upon termination of employment or other service relationship with the Company, (i) options not exercisable immediately prior to the termination shall terminate, and (ii) to the extent exercisable immediately prior to termination, the option shall continue to be exercisable during the period prior to the expiration date and within 60 days following termination (180 days if termination by reason of death), unless termination is "for cause," as defined in the Stock Option Plan, in which case all awards terminate immediately.

     Activity under the Stock Option Plan through March 21, 1997 was as follows:

Shares Authorized for  Issuance....................................          300,000
Options Granted....................................................          260,953
Shares Available for Issuance......................................           48,138


                                                    NUMBER OF      EXERCISE PRICE
                                                     SHARES          PER SHARE
                                                     ------          ---------
       Granted....................................   260,953       $3.63 - $ 8.00

       Terminated.................................   162,589       $3.63 - $16.00

       Exercised..................................         0

       Outstanding................................   201,619       $3.78 -  $8.00

       Exercisable at March 21, 1997..............    54,105       $3.78 -  $8.00


OPTION GRANTS UNDER THE STOCK OPTION PLAN

          The future benefits or amounts that would be received under the Stock Option Plan by the executive officers and the groups named in the table below are not determinable at this time. The following table shows the number of shares subject to options granted in fiscal 1996 to the groups indicated below.



                                                                SHARES SUBJECT TO OPTIONS
            GROUP                                                GRANTED IN FISCAL 1996

All Executive Officers as a Group.........................            175,000 (1)

All Non-Executive Officer Directors as a Group............              7,500 (2)

All Non-Excutive Officer Employees as a Group.............             80,953 (1)



(1) Shares subject to options issued under the Company's Stock Option.

(2) Shares subject to options issued under the Non-Employee Directors' Stock Option Plan.


FEDERAL TAX EFFECTS

     In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the option holder or a deduction to the Company. However, option holders exercising incentive stock options may become subject to the alternative minimum tax by reason of that exercise.

     If the stock received upon the exercise of an incentive stock option is held for at least two years from the date of grant and at least one year from the date of exercise, any gain or loss recognized from the disposition of the stock will be considered long-term capital gain or loss and will be taxable accordingly. If shares received upon exercise of an incentive stock option are disposed of before the holding period requirements described above have been satisfied (a "disqualifying disposition"), the option holder will realize ordinary income, and in general the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the stock at the later of (i) the date of exercise, or

(ii) in the case of an officer or director subject to the short-swing profit limitations of Section 16(b) of the Exchange Act exercising an option within six months of grant, the end of such six-month period unless immediate recognition of income is elected under Section 83(b) of the Internal Revenue Code. The same tax consequences may result if the aggregate value of stock (determined as of time of grant) for which incentive stock options become exercisable in any one year by an optionee exceeds $100,000. The amount of ordinary income so realized may be limited when the stock is sold for less than its value on the applicable date described in (i) and (ii) above.

     In the case of nonstatutory options, no income results upon the grant of the option. When an option holder exercises a nonqualified option, he or she will realize ordinary income, subject to withholding, equal in general to the excess of the then-fair market value of the stock over the option price. However, if the optionee is an officer or director subject to the limitations of
Section 16(b) of the Exchange Act and exercises an option within six months of grant, income will be realized at the end of such six-month period unless immediate recognition of income is elected under Section 83(b) of the Internal Revenue Code. The Company will in general be entitled to a deduction equal to the amount of ordinary income realized by the optionee, provided the Company satisfies certain withholding and reporting requirements.

     Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public corporation may claim with respect to the remuneration paid in any year to any of the corporations top five officers. The deduction limitation is subject to a number of important exceptions, including an exception for so- called "performance based" compensation. It is anticipated that options granted under the Stock Option Plan will be eligible for an exception from the $1 million deduction limitation.

     The foregoing summary does not purport to be a complete description of Federal tax consequences in respect of the Stock Option Plan.


           THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE INCREASE
     IN SHARES RESERVED FOR ISSUANCE UNDER THE COMPANY'S STOCK OPTION PLAN

                             PROPOSAL NUMBER THREE

                         RATIFICATION OF THE SELECTION
                           OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1997. Arthur Andersen LLP has served as the Company's independent accountants since 1992. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of Arthur Andersen LLP. The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to ratify the appointment of Arthur Andersen LLP. In the event that the stockholders do not ratify the appointment of Arthur Andersen LLP as an independent accounting firm, the Board of Directors will consider the selection of another firm of independent accountants. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make such statements as he or she may desire.

        THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF  THE SELECTION
                   OF INDEPENDENT ACCOUNTANTS DESCRIBED ABOVE



                  QUORUM REQUIREMENT AND METHOD OF TABULATION

     Consistent with Massachusetts state corporate law and under the Company's By-Laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.


                              FINANCIAL STATEMENTS

     The Company's audited financial statements for the fiscal year ended December 31, 1996 and certain other related financial and business information of the Company are contained in the Company's Annual Report. The Company's Annual Report on Form 10-K, without exhibits, for the fiscal year ended December 31, 1996, filed by the Company with the Securities and Exchange Commission, may be obtained without charge by contacting Geerlings & Wade, 960 Turnpike Street, Canton, Massachusetts 02021, Attention: Investor Relations.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the SEC, stockholder proposals intended to be included in the Company's proxy material for the Company's 1998 Annual Meeting of Stockholders must be received by the Company on or before December 12, 1997 at its principal office, 960 Turnpike Street, Canton, Massachusetts 02021 Attention: Investor Relations.

                                 OTHER MATTERS

     The management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgement.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of the Company by mail, telegram or personally.

     Stockholders are urged to send their proxies without delay. Your cooperation is appreciated.

                                 DETACH HERE                              GRW F

                            GEERLINGS & WADE, INC.


P  PROXY FOR ANNUAL MEETING, MAY 13, 1997 SOLICITED BY THE BOARD OF DIRECTORS

R    Huib E. Geerlings and Phillip D. Wade, each of them (with full power to act without the other and with power of substitution) are hereby appointed
O attorneys and proxies of the undersigned to attend the Annual Stockholders Meeting on May 13, 1997, and any adjournment thereof, and to vote and act for
X  the undersigned on reverse side.

Y    THIS PROXY REVOKES ALL PREVIOUS PROXIES. UNLESS SPECIFIED TO THE CONTRARY
   IT WILL BE VOTED FOR ITEMS (1), (2) AND (3).

                                                                 -----------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
                                                                    SIDE
                                                                 -----------

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 13, 1997 at Ropes & Gray, One International Place, Boston, Massachusetts. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

                                   Sincerely

                                   /s/ Huib E. Geerlings

                                   Huib E. Geerlings
                                   Chairman



                                  DETACH HERE                             GRW F

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS (1), (2) AND (3).

1. Election of Director to serve for the ensuing three years.

NOMINEE: Huib E. Geerlings

                FOR              WITHHELD
                [ ]                [ ]

2. To approve an increase of 150,000 shares in the aggregate number of shares reserved for issuance under the Company's Stock Option Plan.

                       FOR        AGAINST        ABSTAIN
                       [ ]          [ ]            [ ]

3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company.

                       FOR        AGAINST        ABSTAIN
                       [ ]          [ ]            [ ]

4. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment.


               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please date, sign exactly as name appears at left, and return in the enclosed envelope. Executors, administrators, trustees, guardians or attorneys should indicate the capacity in which they sign. Corporate owners should sign in their corporate names and affix their seals.



Signature: _________________________ Date: ___________


Signature: _________________________ Date: ___________